EXHIBIT 99.1

Hub Group Announces Retirement of Don Maltby, President and COO

OAK BROOK, Ill., May 09, 2019 (GLOBE NEWSWIRE) -- Hub Group, Inc. (“Hub”) announces that its President and Chief Operating Officer, Don Maltby, has decided to retire effective June 30, 2019.  Mr. Maltby has also retired from Hub Group’s Board of Directors.

Mr. Maltby has had a stellar 29-year career at Hub which began in 1990 in Cleveland where he served as President of Hub Cleveland and which culminated in his service as Hub’s President and Chief Operating Officer from September 2015 until now.  In addition to those two positions, Mr. Maltby served Hub in other important roles such as Chief Supply Chain Officer, where he successfully oversaw Hub’s Truck Brokerage and Unyson divisions, and Chief Strategy Officer.

We thank Mr. Maltby for the many years of dedication and inspiration he has provided to us, and we wish him the best in his well-earned retirement.

About Hub Group

Hub Group, Inc. is a world-class supply chain solutions provider that offers multi-modal transportation services throughout North America, including intermodal, truck brokerage, dedicated and logistics services. As a publicly traded company with $4 billion in revenue, Hub Group’s organization of over 5,000 employees delivers innovative, customer-focused solutions and industry leading service to help customers better control supply chains and their costs.  For more information, visit www.hubgroup.com.

CONTACT: Maralee Volchko of Hub Group, Inc., +1-630-271-3745